QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 6 to Form 8-A

For Registration of Certain Classes of Securities
Pursuant To Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

ASPEN TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State of Incorporation or Organization)	04-2739697 (I.R.S. Employer Identification no.)
TEN CANAL PARK, CAMBRIDGE, MASSACHUSETTS 02141 (Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Participating
Cumulative Preferred Stock
(Title of Class)

Information Required in Registration Statement

        The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A dated October 9, 1997 as set forth in the pages attached hereto.

Item 1: Description of Registrant's Securities to be Registered.

        Item 1 of the Form 8-A dated October 9, 1997 (as amended to date, the "Form 8-A") filed by Aspen Technology, Inc. (the "Company") is hereby further amended to include the following:

        On June 1, 2003, the Company amended its Rights Agreement, dated March 12, 1998 and amended October 26, 2001, February 6, 2002, March 19, 2002 and May 9, 2002, between the Company and American Stock Transfer and Trust Company as Rights Agent (the "Rights Agreement") by entering into Amendment No. 5 to the Rights Agreement (the "Amendment"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

        The definition of "Exempt Person" set forth in Section 1 of the Rights Agreement has been amended to include in the definition of "Exempt Person" those investors and certain of their affiliates who may purchase or acquire shares of Series D-1 Convertible Preferred Stock, Series D-2 Convertible Preferred Stock or any warrants to be issued in connection with the Company's private placement of such securities pursuant to the terms of the Securities Purchase Agreement, dated as of June 1, 2003, among the Company and the securityholders identified on the signature pages thereto.

        A copy of the Amendment is attached hereto as Exhibit 4.8 and is incorporated herein by reference. The foregoing description of the change to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

Item 2: Exhibits.

        Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number	Description
4.8	Amendment No. 5, dated as of June 1, 2003, to the Rights Agreement dated as of March 12, 1998, as amended, between Aspen Technology, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ASPEN TECHNOLOGY, INC.
Date: June 2, 2003	By:	/s/ LISA W. ZAPPALA Lisa W. Zappala Senior Vice President and Chief Financial Officer

QuickLinks

Information Required in Registration Statement
  Item 1: Description of Registrant's Securities to be Registered.
  Item 2: Exhibits.
SIGNATURE